Exhibit 5.1

                         David Lubin & Associates, PLLC
                                 10 Union Avenue
                                     Suite 5
                            Lynbrook, New York 11563
                            Telephone: (516) 887-8200
                             Facsimile: 516-887-8250
                           david@dlubinassociates.com


                                   May 28, 2014

Uni Line Corp.
Barons Court Road flat 1, London
W14 9DU,
Great Britain

     Re: Registration Statement on Form S-1

Gentlemen:

     We have acted as special counsel to Uni Line Corp. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offer and sale of up to 10,000,000 shares of common stock of the Company (the "Shares") to be offered pursuant to the prospectus which is part of the Registration Statement.

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

     Based upon and subject to the foregoing, we are of the opinion that when issued in accordance with the terms described in the Registration Statement and upon receipt by the Company of the purchase price therefor, the Shares will be validly issued, fully paid and non-assessable.

     We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                     Sincerely,


                                     /s/ David Lubin
                                     ------------------------------
                                     David Lubin & Associates, PLLC